                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            US AIRWAYS GROUP, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                            US Airways Group, Inc.
                              2345 Crystal Drive
                           Arlington, Virginia 22227

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 May 17, 2000
                              Arlington, Virginia

                               ----------------

                                                                 April 14, 2000

To the Stockholders of
 US Airways Group, Inc.

  The 2000 annual meeting of stockholders of US Airways Group, Inc. (the "Company") will be held at the Marriott Crystal Forum, 1999 Jefferson Davis Highway, Arlington, Virginia on May 17, 2000 at 9:30 a.m. local time, to consider and act on the following matters:

    1. The election of 12 directors to hold office for one year or until their successors are elected and qualified (Item No. 1).

    2. Ratification of the selection of auditors of the Company for fiscal year 2000 (Item No. 2).

    3. Approval of an amendment of the 1996 Stock Incentive Plan of the Company to make available for grant an additional 3,000,000 shares of Common Stock (Item No. 3).

    4. Consideration of two stockholder proposals as described in the accompanying Proxy Statement (Item Nos. 4 and 5).

    5. The transaction of such other business as may properly come before the meeting.

  Eligible stockholders of record at the close of business on March 24, 2000 will be entitled to vote at the meeting. A list of stockholders entitled to vote at the meeting may be examined at the executive offices of the Company at 2345 Crystal Drive, Arlington, Virginia.

                                          By Order of the Board of Directors

                                             Jennifer C. McGarey
                                                  Secretary

  If you do not expect to attend the meeting in person, please sign and date the accompanying proxy and return it promptly in the enclosed envelope, which requires no postage if mailed in the United States.

                            US Airways Group, Inc.
                              2345 Crystal Drive
                           Arlington, Virginia 22227

                               ----------------

                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 17, 2000

                               ----------------

                                 INTRODUCTION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors") of US Airways Group, Inc. (the "Company") of proxies to be voted at the annual meeting of stockholders in Arlington, Virginia on May 17, 2000. Enclosed with this Proxy Statement is a notice of the meeting, together with a proxy for your signature if you are unable to attend. Stockholders who execute proxies may revoke them at any time before they are voted. Any proxy may be revoked by the person giving it any time before it is voted by delivering to the Secretary of the Company at 2345 Crystal Drive, Arlington, Virginia 22227, on or before the business day prior to the meeting or at the meeting itself, a subsequent written notice of revocation or a subsequent proxy relating to the same shares or by attending the meeting and voting in person. The approximate date on which this Proxy Statement and the accompanying form of proxy will first be sent to the Company's stockholders is April 14, 2000.

  Shares of the Company's common stock, par value $1.00 per share ("Common Stock"), represented by properly executed proxies received prior to or at the meeting, unless such proxies have been revoked, will be voted in accordance with the instructions indicated in the proxies. If no instructions are indicated on a properly executed proxy of the Company, the shares will be voted in accordance with the recommendations of the Board of Directors.

  Stockholders of record at the close of business on March 24, 2000 (the "Record Date") are entitled to vote at the meeting. On March 24, 2000 the Company had outstanding 66,612,525 shares of Common Stock. Each share of Common Stock is entitled to one vote, except as set forth below. From time to time, the voting power of the Common Stock may be limited by then applicable U.S. statutory and U.S. Department of Transportation regulatory foreign ownership restrictions ("Foreign Ownership Restrictions") the breach of which could result in the loss of any operating certificate or authority of the Company or certain of its subsidiaries. As of the date hereof, the Company does not believe that Foreign Ownership Restrictions limit the voting power of any Common Stock and the Company expects that the holders thereof will be entitled to their full voting power at the annual meeting.

Required Votes

  The vote of the holders of a plurality of the votes cast by holders of shares of Common Stock will elect candidates for director (Item No. 1 on your proxy). Abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. The vote of the holders of at least a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required (i) to ratify the Board of Directors' appointment of KPMG LLP as the Company's independent public accountants for 2000 (Item No. 2), (ii) to approve an increase in the number of shares of Common Stock available under the 1996 Stock Incentive Plan of the Company (Item No.3), (iii) to approve the stockholder proposal regarding cumulative voting (Item No. 4), and (iv) to approve the stockholder proposal regarding confidential voting (Item No. 5). Therefore, abstentions as to these particular proposals will have the same effect as votes against such proposals. With respect to Items No. 2 and No. 3, broker non-votes will be treated as votes against the proposal. With respect to Items No. 4, and No. 5, however, broker non-votes will be deemed shares of stock not entitled to vote on such proposal and will not be counted as votes for or against such proposal, and will not be included in calculating the number of votes necessary for approval of such proposal.

                         BENEFICIAL SECURITY OWNERSHIP

  The following information pertains to Common Stock beneficially owned by all directors, nominees for director and executive officers of the Company (or its principal operating subsidiary US Airways, Inc. ("US Airways")) as of January 31, 2000. Unless indicated otherwise by footnote, the owner exercises sole voting and investment power over the securities (other than unissued securities, the ownership of which has been imputed to such owner).

                                                 Number of       Percent of
       Owner                                      Shares          Class(1)
       -----                                     ---------       ----------
Directors and Nominees for Director
 Mathias J. DeVito............................       6,500(2)
 Rakesh Gangwal...............................   1,467,026(3)       2.2%
 Peter M. George..............................         391
 Robert L. Johnson............................       2,251(4)
 Robert LeBuhn................................      23,412(2)(5)
 John G. Medlin, Jr...........................       9,500(2)
 Hanne M. Merriman............................       6,000(2)
 Thomas H. O'Brien............................         782
 Hilda Ochoa-Brillembourg.....................      14,296(6)
 Richard B. Priory............................         337
 Raymond W. Smith.............................       7,258(2)
 Stephen M. Wolf..............................   2,162,265(7)       3.3%
Executive Officers
 Lawrence M. Nagin............................     335,500(8)
 N. Bruce Ashby...............................      70,684(9)
 Thomas A. Mutryn.............................      81,136(10)
 20 directors and executive officers of the
 Company as a group............................  4,366,999(11)      6.6%

--------
 (1) Percentages are shown only where they exceed one percent of the number of shares outstanding and are based on shares of Common Stock outstanding on January 31, 2000.
 (2) These holdings include 4,500 shares of Common Stock issuable within 60 days of January 31, 2000 upon exercise of stock options.
 (3) Mr. Gangwal's holdings include 412,450 shares of Common Stock which are subject to certain restrictions ("Restricted Stock") and 875,000 shares of Common Stock issuable within 60 days of January 31, 2000 upon exercise of stock options.
 (4) These holdings include 1,500 shares of Common stock issuable within 60 days of January 31, 2000 upon exercise of stock options.
 (5) These holdings include 10,000 shares of Common stock held in trust.
 (6) These holdings include 14,000 shares of Common stock held jointly by Ms. Ochoa-Brillembourg and her spouse.
 (7) Mr. Wolf's holdings include 321,121 shares of Restricted Stock and 1,485,000 shares of Common Stock issuable within 60 days of January 31, 2000 upon exercise of stock options.
 (8) Mr. Nagin's holdings include 45,331 shares of Restricted Stock and 258,000 shares of Common Stock issuable within 60 days of January 31, 2000 upon exercise of stock options.
 (9) Mr. Ashby's holdings include 22,500 shares of Restricted Stock and 43,000 shares of Common Stock issuable within 60 days of January 31, 2000 upon exercise of stock options.
(10) Mr. Mutryn's holdings include 44,166 shares of Restricted Stock and 33,334 shares of Common Stock issuable within 60 days of January 31, 2000 upon exercise of stock options.
(11) All directors' and executive officers' holdings include 958,568 shares of Restricted Stock and 2,774,034 shares of Common Stock issuable within 60 days of January 31, 2000 upon exercise of stock options.

Set forth below are the number of options and units of phantom stock of the Company ("Deferred Stock Units") held by each director pursuant to the director compensation programs. See "Compensation of Directors" below. Although each Deferred Stock Unit represents the economic equivalent of a share of Common Stock, no voting rights are attached thereto and the Deferred Stock Units lack certain other attributes of Common Stock.

                                             Number of       Number of Director
   Owner                                Deferred Stock Units  Stock Options(1)
   -----                                -------------------- ------------------
   Directors
      Mathias J. DeVito................      10,069.29             6,000
      Rakesh Gangwal...................         -0-                 -0-
      Peter M. George..................         500.00             1,500
      Robert L. Johnson................       1,000.00             3,000
      Robert LeBuhn....................       9,111.38             6,000
      John G. Medlin, Jr. .............       9,185.42             6,000
      Hanne M. Merriman................       6,239.13             6,000
      Thomas H. O'Brien................         500.00             1,500
      Hilda Ochoa-Brillembourg.........         500.00             1,500
      Richard B. Priory................         500.00             1,500
      Raymond W. Smith.................       4,694.78             6,000
      Stephen M. Wolf..................         -0-                 -0-

--------
(1) The holdings for each director (other than Messrs. Gangwal, George, Johnson, O'Brien, Priory and Wolf and Ms. Ochoa-Brillembourg) include 4,500 shares of Common Stock issuable within 60 days of January 31, 2000 upon the exercise of stock options. The holdings for Mr. Johnson include 1,500 shares of Common Stock issuable within 60 days of January 31, 2000 upon the exercise of stock options. These options are also reflected in the Beneficial Security Ownership table on page 2.

  The only persons known to the Company (from Company records and reports on Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC")) which owned, as of March 24, 2000, more than 5% of its Common Stock are listed below:

                                                                  Percent
                    Name and address         Amount and nature       of
     Title of Class of beneficial owner   of beneficial ownership Class(1)
     -------------- -------------------   ----------------------- --------
     Common Stock   Morgan Stanley               4,249,480(2)       6.38%
                    Dean Witter &
                    Co.
                    1585 Broadway
                    New York, New
                    York 10036
     Common Stock   Tiger Management            16,512,700(3)      24.79%
                    LLC
                    Tiger
                    Performance LLC
                    101 Park Avenue
                    New York, New
                    York 10178

--------
(1) Represents percentage of shares of Common Stock outstanding on March 24, 2000.
(2)As set forth in a Schedule 13G, dated February 1, 2000, as of December 31, 1999.
(3)As set forth in a Schedule 13D, dated July 30, 1999, as of July 30, 1999.

                      ELECTION OF DIRECTORS (Item No. 1)

  Pursuant to the by-laws of the Company, the Board of Directors consists of 12 members. All of the directors were elected in May, 1999 by the stockholders of the Company. Each director of the Company is also a director of the Company's principal operating subsidiary, US Airways. Directors will be elected to hold office for one year or until the election and qualification of their successors. Proxies will be voted only for the nominees named below. Except as noted otherwise, the following biographies describe the business experience of each nominee for at least the past five years.

                                                                          Served as
                                                                          director
                                                                            since
                                                                          ---------
Mathias J. DeVito, 69... Mr. DeVito is Chairman Emeritus of the Board and   1981
                         Chairman of the Executive Committee of The Rouse
                         Company (real estate development and manage-
                         ment). He also serves as a Director of Allfirst
                         Financial, Inc., Mars Supermarkets, Inc. and
                         subsidiaries of The Rouse Company. He is a mem-
                         ber of the Board of the Maryland Institute, Col-
                         lege of Art, and former Chairman of the Greater
                         Baltimore Committee. Mr. DeVito is Chairman of
                         the Human Resources Committee and a member of
                         the Executive and Safety Committees of the Board
                         of Directors.

Rakesh Gangwal, 46...... Mr. Gangwal became President and Chief Executive   1996
                         Officer of the Company on November 18, 1998 and
                         President and Chief Executive Officer of US Air-
                         ways on May 20, 1998. Mr. Gangwal had been Pres-
                         ident and Chief Operating Officer of the Company
                         and US Airways since February 19, 1996. Prior
                         thereto, Mr. Gangwal had served as Executive
                         Vice President--Planning and Development of Air
                         France since November 1994. Mr. Gangwal previ-
                         ously served in a variety of management roles at
                         United Air Lines over an eleven-year period,
                         culminating in the role of Senior Vice Presi-
                         dent--Planning. Mr. Gangwal is a Director of
                         Boise Cascade Corporation.

Peter M. George, 56..... Mr. George is Vice Chairman and Chief Executive    1998
                         Officer of Hilton Group PLC and Chairman of
                         Hilton International (hotel and gaming
                         industries) and has held such positions since
                         1994. Mr. George also serves as a Director of
                         the Hilton Hotels Corporation and Magna
                         Entertainment Corporation. Mr. George is a
                         member of the Nominating and Human Resources
                         Committee.

Robert L. Johnson, 53... Mr. Johnson is the Chairman and Chief Executive    1998
                         Officer of BET Holdings, Inc. (media-entertain-
                         ment holding company). Mr. Johnson also serves
                         as a Director of the Hilton Hotels Corporation,
                         The United Negro College Fund, the National
                         Cable Television Association--Academy of Cable
                         Programming, the American Film Institute,
                         General Mills Corporation, Gerald Stevens Corpora-
                         tion, and the Advertising Council. He is a mem-
                         ber of the Audit and Nominating Committees of
                         the Board of Directors.

                                                                          Served as
                                                                          director
                                                                            since
                                                                          ---------
Robert LeBuhn, 67....... Mr. LeBuhn is a private investor and is a Direc-   1966
                         tor of Acceptance Insurance Companies, Cambrex
                         Corporation and Enzon, Inc. He is Trustee and
                         President of the Geraldine R. Dodge Foundation,
                         Morristown, New Jersey; a trustee and Treasurer
                         of All Kinds of Minds, Chapel Hill, North Caro-
                         lina; a trustee of Executive Service Corps,
                         Aspen, Colorado; director of The International
                         Research Foundation for Children's Eyecare, Inc.,
                         New York and a member of the National Council of
                         the Aspen Music Festival and School in Aspen,
                         Colorado. He is Chairman of the Safety Committee
                         and a member of the Audit and Executive Commit-
                         tees of the Board of Directors.

John G. Medlin, Jr.,     Mr. Medlin is Chairman Emeritus and, until         1987
 66..................... April, 1998, was Chairman of the Board of Wacho-
                         via Corporation (bank holding company), a posi-
                         tion he had held since 1988. Mr. Medlin also
                         served as Chief Executive Officer of Wachovia
                         Corporation from 1977 until December 31, 1993.
                         Mr. Medlin is a trustee of The Duke Endowment,
                         the National Humanities Center, Wake Forest Uni-
                         versity, the Research Triangle Foundation and
                         the Winston-Salem Foundation. He also is a
                         Director of BellSouth Corporation, Burlington
                         Industries, Inc., Media General, Inc., R.J.
                         Reynolds Tobacco Holdings, Inc. and Wachovia Corpo-
                         ration. He is Chairman of the Nominating Commit-
                         tee and a member of the Executive and Human
                         Resources Committees of the Board of Directors.

Hanne M. Merriman, 58... Mrs. Merriman is the Principal in Hanne Merriman   1985
                         Associates (retail business consultants). Mrs.
                         Merriman is a Director of Ameren Corporation,
                         Central Illinois Public Service Company, State
                         Farm Mutual Automobile Insurance Company, The
                         Rouse Company, Ann Taylor Stores Corporation, T.
                         Rowe Price Mutual Funds, and Finlay Enterprises,
                         Inc. She is a member of the National Women's Forum
                         and a Director of Children's Hospital. She was a
                         member of the Board of Directors of the Federal
                         Reserve Bank of Richmond, Virginia from 1984-1990
                         and served as Chairman in 1989-1990. Mrs. Merriman
                         is Chairman of the Audit Committee and is a member
                         of the Human Resources and Safety Committees of the
                         Board of Directors.

Thomas H. O'Brien, 63... Mr. O'Brien is Chairman and Chief Executive Of-    1999
                         ficer of The PNC Financial Services Group, Inc.
                         (diversified financial services) and has held
                         those combined titles since June, 1988; he also
                         serves as Chairman and Chief Executive Officer
                         of PNC Bank, National Association. Mr. O'Brien
                         serves as a Director of Bell Atlantic Corpora-
                         tion, BlackRock, Inc. and Hilb, Rogal & Hamilton
                         Company. He also is a board member of the Extra
                         Mile Education Foundation, the Carnegie Museums
                         of Pittsburgh, Pittsburgh Opera, University of
                         Pittsburgh, and the Board of Visitors, Univer-
                         sity of Pittsburgh's Graduate School of Busi-
                         ness. He is also a member of The Bankers
                         Roundtable. Mr. O'Brien is a member of the Audit
                         and Safety Committees.

                                                                          Served as
                                                                          director
                                                                            since
                                                                          ---------
Hilda Ochoa-             Ms. Ochoa-Brillembourg is President and Chief      1999
 Brillembourg, 55....... Executives Officer of Strategic Investment
                         Management and Managing Director of Emerging
                         Markets Management (investment management), and
                         has held such position since 1987. Prior to
                         that, she was the Chief Investment Officer of
                         the Pension Investment Division at the World
                         Bank. Ms. Ochoa-Brillenbourg serves as a
                         Director of World Bank/ International Monetary
                         Fund Credit Union and also the Harvard
                         Management Company. She also is a member of the
                         Pension Advisory Board of the ARCO Investment
                         Management Company. Ms. Ochoa-Brillembourg is
                         also a trustee of the Washington Opera, the
                         Rockefeller Center for Latin American Studies at
                         Harvard University and the Meridian
                         International Center. She is a member of the
                         Audit and Nominating Committees.

Richard B. Priory, 53... Mr. Priory is Chairman of the Board, President     1999
                         and Chief Executive Officer of the Duke Energy
                         Corporation (global energy services). Prior to
                         that, he was President and Chief Operating Offi-
                         cer of Duke Power Company from 1994 until its
                         merger with Pan Energy Corporation in 1997. Mr.
                         Priory joined Duke Power Company in 1976. He is
                         a member of the Board of Directors of the Dana
                         Corporation, J.A. Jones Applied Research Compa-
                         ny, and the Foundation of the University of
                         North Carolina at Charlotte. Mr. Priory is a
                         member of the Nominating and Safety Committees.

Raymond W. Smith, 62.... Mr. Smith is Chairman of Rothschild North Ameri-   1990
                         ca, Inc. (international investment banking).
                         Prior to that he was Chairman of the Board and
                         Chief Executive Officer of Bell Atlantic Corpo-
                         ration from 1989 until December 1998. Previous-
                         ly, Mr. Smith had served as Vice Chairman and
                         President of Bell Atlantic and Chairman of The
                         Bell Telephone Company of Pennsylvania. Mr.
                         Smith currently holds the position of Chairman
                         of the Bell Atlantic Venture Fund, Inc. He is a
                         member of the Board of Directors of CBS Corpora-
                         tion, a trustee of Carnegie Mellon University
                         and the Lincoln Center Theater and is active in
                         many civic and cultural organizations. He is a
                         member of the Executive and Human Resources Com-
                         mittees of the Board of Directors.

                                                                      Served as
                                                                      director
                                                                        since
                                                                      ---------
Stephen M. Wolf,     Mr. Wolf is Chairman of the Board of Directors     1996
 58................. of the Company and US Airways and was first elected to those positions in January, 1996. Mr.
                     Wolf also served as Chief Executive Officer of
                     the Company from January 1996 until November
                     1998, and as the Chief Executive Officer of US
                     Airways from January 1996 until May 1998. Imme-
                     diately prior to joining US Airways, Mr. Wolf
                     was a senior advisor to the investment bank La-
                     zard Freres & Co. Mr. Wolf was Chairman and
                     Chief Executive Officer of UAL Corporation and
                     United Air Lines, Inc. from December 1987 until
                     July 1994. Mr. Wolf is a Director of Philip Mor-
                     ris Companies, R.R. Donnelley & Sons Co., The
                     Brookings Institution, Georgetown University and
                     the Alzheimer's Disease and Related Disorders
                     Association. Mr. Wolf is also Chairman of the
                     Executive Committee.

Committees and Meetings of the Board of Directors

  The Board of Directors of the Company held eleven meetings in 1999. The Board of Directors has established the following standing committees: Audit Committee, Executive Committee, Human Resources Committee, Nominating Committee and Safety Committee. During 1999, the Audit Committee held six meetings, the Executive Committee held four meetings, the Human Resources Committee held eight meetings, the Nominating Committee held two meetings, and the Safety Committee held one meeting.

  The Audit Committee, in consultation with financial officers of the Company and the independent public accountants, assists in establishing the scope of the annual audit. The Audit Committee (1) reviews annual and quarterly financial statements and periodic reports filed with the SEC, (2) recommends to the Board of Directors the appointment of independent public accountants,
(3) reviews the annual programs of the internal audit staff and (4) reviews programs designed to protect and maintain the assets of the Company, including insurance and internal security programs.

  The Human Resources Committee determines the salaries, incentive compensation, stock option and restricted stock grants, retirement and other benefits which accrue to officers of the Company and its subsidiaries. The Human Resources Committee makes recommendations to the Board of Directors concerning the levels of compensation and benefits for the Chairman and the Chief Executive Officer.

  The Nominating Committee is responsible for making recommendations regarding the nomination of individuals for election to the Board of Directors. The Nominating Committee will consider individuals recommended by stockholders. Any such recommendation must be submitted in writing prior to January 1 of each year, accompanied by a description of the proposed nominee's qualifications and other relevant biographical information, and should be addressed to the Nominating Committee, in care of the Secretary of the Company.

  During 1999, each of the incumbent directors (other than Messrs. O'Brien and Priory and Ms. Ochoa- Brillembourg) seeking reelection attended 75 percent or more of the meetings of the Board of Directors and of the committees on which the director served. Messrs. O'Brien and Priory and Ms. Ochoa-Brillembourg attended 75 percent or more of all meetings of the Board of Directors after their election to the Board.

Compensation of Directors

  The annual retainer and meeting fee payable to non-employee directors in 1999 were $22,000 and $1,000, respectively. Mr. DeVito, Chairman of the Human Resources Committee, Mrs. Merriman, Chairman of the Audit Committee, Mr. Medlin, Chairman of the Nominating Committee, and Mr. LeBuhn, Chairman of the Safety Committee, each receives an additional fee of $2,000 per year for serving in those respective capacities. Pursuant to the terms of the US Airways Group, Inc. Nonemployee Directors Stock Purchase Plan, the directors may elect to receive all or a portion of their retainer and meeting fees in the form of stock. Messrs. Wolf and Gangwal receive salaries in their capacities as officers of US Airways and receive no additional compensation as directors of the Company and US Airways.

  Effective in May 1996, the compensation for non-employee directors was changed from cash compensation plus retirement income to cash and stock compensation. Each year active directors receive a grant of 1,500 stock options and 500 Deferred Stock Units, both of which vest on the earlier of the completion of their term of office or one year after grant. Using stock based compensation for directors is intended to more closely align directors' financial interests with that of shareholders of the Company. Additionally, effective December 31, 1995 the Retirement Plan for Outside Directors of USAir Group, Inc. was terminated and the value of the accrued benefits for past service was converted into Deferred Stock Units based on the average price of the stock in the month of December 1995. In recognition of their service on the Board of Directors, former directors Messrs. Goodman and Horrigan received an additional payment equivalent to 1,000 and 500 deferred stock units, respectively.

  Each director, director's spouse and the director's dependent children are provided transportation on US Airways and reimbursement for federal and state income taxes incurred thereon. Additionally, these benefits are provided for retired directors. During 1999, non-employee directors received the following benefits under this program: Mathias J. DeVito, $12,965; Peter M. George, $20,376; Robert L. Johnson, $2,342; Robert LeBuhn, $32,546; John G. Medlin, Jr., $6,559; Hanne M. Merriman, $18,654; Thomas H. O'Brien, $1,530; Hilda Ochoa-Brillembourg, $10,492; Richard B. Priory, $1,790; and Raymond W. Smith, $4,981. In addition, George J. W. Goodman, John W. Harris and Edward A. Horrigan also served as active non-employee directors during part of 1999. Messrs. Goodman, Harris and Horrigan received, $0, $9,688 and $12,102, respectively, in travel benefits under this program while they were active directors. Messrs. Goodman, Harris and Horrigan continue to receive these benefits as retired directors.

Executive Officers

  The executive officers of the Company are: Stephen M. Wolf, Chairman of the Company and US Airways; Rakesh Gangwal, President and Chief Executive Officer of the Company and US Airways; Lawrence M. Nagin, Executive Vice President-- Corporate Affairs and General Counsel of the Company and US Airways; N. Bruce Ashby, Senior Vice President--Corporate Development of US Airways; B. Ben Baldanza, Senior Vice President--Marketing of US Airways; Michelle V. Bryan, Senior Vice President--Human Resources of US Airways; Alan W. Crellin, Senior Vice President--Customer Service of US Airways; Christopher Doan, Senior Vice President--Maintenance of US Airways; Thomas A. Mutryn, Senior Vice President--Finance and Chief Financial Officer of the Company and US Airways; Gregory T. Taylor, Senior Vice President--Planning of US Airways and Anita P. Beier, Vice President and Controller of the Company and US Airways. Messrs. Wolf, Gangwal and Nagin joined the Company and US Airways in early 1996. Ms. Bryan joined US Airways in 1983 and was promoted to Senior Vice President, Human Resources in January, 1999. Mr. Crellin joined US Airways' predecessor, Pacific Southwest Airlines in 1971, was promoted to Vice President--Customer Service in 1995 and was promoted to Senior Vice President--Customer Service in March, 2000. Mr. Doan joined US Airways in March, 1997. Mr. Ashby joined US Airways in April 1997 and became Senior Vice President--Corporate Development in June, 1999. Mr. Mutryn joined the Company and US Airways in November,
1998. Mr. Taylor joined US Airways in November, 1998 and was promoted to Senior Vice President--Planning in June, 1999. Mr. Baldanza joined US Airways in September, 1999. Ms. Beier joined the Company and US Airways in June, 1999.

Compensation of Executive Officers

  The Summary Compensation Table below sets forth the compensation paid during the years indicated to the individual who served as the Chief Executive Officer during the last fiscal year and the four remaining most highly compensated executive officers of the Company as of the last day of the last fiscal year.

                          Summary Compensation Table

                                                     Other        Restricted
   Name and Principal                                Annual          Stock                     LTIP         All Other
        Position          Year  Salary  Bonus(A)  Compensation     Awards(G)     Options(#) Payouts(M)   Compensation(O)
   ------------------     ---- -------- --------- ------------    -----------    ---------- ----------   ---------------
Stephen M. Wolf.........  1999 $600,000 $ 600,000 $ 4,325,146(B)  $         0           0    $      0(N)    $ 208,593
 Chairman                 1998 $580,000 $ 580,000 $ 4,236,052(B)  $10,883,964(H)  525,000         --        $ 198,900
                          1997 $500,000 $ 500,000 $   176,188(B)  $ 1,920,000(H)        0         --        $ 323,857
Rakesh Gangwal..........  1999 $675,000 $ 675,000 $ 1,912,405(C)  $         0           0    $      0(N)    $ 183,261
 President and Chief      1998 $566,538 $ 566,538 $ 2,900,620(C)  $10,946,813(I)  625,000         --        $ 162,660
 Executive Officer        1997 $428,846 $ 429,000 $    26,087(C)  $ 1,200,000(I)        0         --        $  77,445
Lawrence M. Nagin.......  1999 $390,577 $ 425,000 $   488,638(D)  $   548,750(J)        0    $186,827       $ 191,666
 Executive Vice           1998 $373,846 $ 432,000 $   558,081(D)  $   499,226(J)   30,000         --        $ 132,046
 President--              1997 $351,538 $ 387,000 $    17,418(D)  $         0      45,000         --        $  95,442
 Corporate Affairs and
 General Counsel
N. Bruce Ashby..........  1999 $256,115 $ 250,000 $         0     $   301,813(K)        0    $104,883       $  57,786
 Senior Vice President--  1998 $254,904 $ 222,375 $     4,584(E)            0      35,000         --        $  45,919
 Corporate Development    1997      --        --          --              --          --          --              --
Thomas A. Mutryn........  1999 $337,308 $ 375,000 $    61,254(F)  $   411,563(L)        0    $111,600       $  96,155
 Senior Vice President    1998 $ 34,615 $ 117,000 $    26,999(F)  $   823,594(L)  100,000         --        $  34,933
 Finance and Chief        1997      --        --          --              --          --          --              --
 Financial Officer

--------
(A) Incentive awards reflected for the years 1999, 1998, and 1997 were earned in 1999, 1998, and 1997 but paid in 2000, 1999, and 1998, respectively.
(B) Amount disclosed for 1999 includes $18,000 paid for automobile expenses, and $790 in income and tax liablility payments related to personal travel provided by US Airways. The amount disclosed also includes $4,306,356 for income tax liabilities incurred to permit the retention of Restricted Stock vesting pursuant to Mr. Wolf's Restricted Stock agreements with US Airways. Amount disclosed for 1998 includes $75,000 in living expenses reimbursed for 1998 and $60,191 paid for tax liability on such amount, $21,500 paid for tax and financial planning services for 1998, $18,000 paid for automobile expenses, and $2,219 in income and tax liability payments related to personal travel provided by US Airways. The amount disclosed also includes $4,059,141 for income tax liabilities incurred to permit the retention of Restricted Stock vesting pursuant to Mr. Wolf's Restricted Stock agreements with US Airways. Amount disclosed for 1997 includes $75,000 in living expenses reimbursed for 1997 and $62,975 paid for tax liability on such amount, $25,000 paid for tax and financial planning services for 1997, $12,000 paid for automobile expenses, and $1,213 in income and tax liability payments related to personal travel provided by US Airways.
(C) Amount disclosed for 1999 includes $18,000 paid for automobile expenses, and $2,398 in income and tax liability payments related to personal travel provided by US Airways. The amount disclosed also includes $1,892,007 for income tax liabilites incurred to permit the retention of Restricted Stock vesting pursuant to Mr. Gangwal's Restricted Stock agreement with US Airways. Amount disclosed for 1998 includes $18,000 paid for automobile expenses, $1,509 in income and tax liability payments related to personal travel provided by US Airways, and $40,934 paid for tax liability related to moving expenses. The amount disclosed also includes $2,840,177 for income tax liabilities incurred to permit the retention of Restricted Stock vesting pursuant to Mr. Gangwal's Restricted Stock agreement with US Airways. Amount disclosed for 1997 includes $18,799 paid for automobile expenses and $7,288 in income and tax liability payments related to personal travel provided by US Airways.
(D) Amount disclosed for 1999 includes $9,000 paid for automobile expense, $2,400 paid for tax and financial planning service, $10,059 in income and tax liability payments related to personal travel provided by US Airways, and $16,134 paid for tax liability related to moving expense. The amount disclosed also includes $451,045 for income tax liabilities incurred to permit the retention of Restricted Stock vesting pursuant to Mr. Nagin's Restricted Stock agreement with US Airways. Amount disclosed for 1998 includes $9,000 paid for automobile expenses, $300 paid for tax and financial planning service, and $1,982 in income and tax liability payments related to personal travel provided by US Airways. The amount disclosed also includes $546,799 for income tax liabilities incurred to permit the retention of Restricted Stock vesting pursuant to Mr. Nagin's Restricted Stock agreement with US Airways. Amount disclosed for 1997 includes $6,000 in automobile expenses, $4,200 paid for tax and financial planning services, and $7,218 in income and tax liability payments related to personal travel provided by US Airways (paid in 1998 for 1997).

(E) Amount disclosed reflects income tax liability payments related to personal travel on US Airways.
(F) Amount disclosed for 1999 includes $20,186 in income and tax liability payments related to personal travel provided by US Airways and $41,068 paid for tax liability related to moving expense. Amount disclosed for 1998 includes $7,198 in income and tax liability payments related to personal travel provided by US Airways and $19,800 paid for tax liability related to moving expense.
(G) The aggregate number of shares of Restricted Stock held by each of Messrs. Wolf, Gangwal, Nagin, Ashby and Mutryn, on December 31, 1999, and the respective value of such shares based on the fair market value of the stock on such date ($32.0625) were, respectively: Mr. Wolf-302,371 shares, $9,694,770; Mr. Gangwal-287,450 shares, $9,216,366; Mr. Nagin-27,831 shares, $892,331; Mr. Ashby-7,500 shares, $240,469 and Mr. Mutryn-19,166 shares, $614,510. The Restricted Stock is entitled to the same dividends payable on outstanding shares of Common Stock.
(H) Amount disclosed for 1998 reflects an award of 28,621 shares of Restricted Stock effective January 21, 1998, vesting on January 20, 2001, based on the closing price ($63.75) on the grant date; and an award of 15,625 shares of Restricted Stock effective May 11, 1998, vesting immediately, based on the closing price ($64.00) on the grant date. In addition, in connection with a new long term employment arrangement between US Airways and Mr. Wolf, Mr. Wolf received an award of 150,000 shares effective November 16, 1998, vesting ratably on each of the four anniversaries of the grant date, based on the closing price ($47.0625) on the grant date. The amount disclosed for 1998 also includes an award of 18,735.363 shares of Restricted Stock effective March 16, 1999, vesting immediately, based on the closing price ($53.375) on the grant date. Amount disclosed for 1997 reflects an award of 80,000 shares of Restricted Stock effective April 1, 1997, vesting on April 1, 2001, based on the closing price ($24.00) on the grant date.
(I) Amount disclosed for 1998 reflects an award of 37,450 shares of Restricted Stock effective January 21, 1998, vesting on January 20, 2001, based on the closing price ($63.75) on the grant date; and an award of 7,812.5 shares of Restricted Stock effective May 11, 1998, vesting immediately, based on the closing price ($64.00) on the grant date. In addition, in connection with a new long term employment arrangement between US Airways and Mr. Gangwal, Mr. Gangwal received an award of 150,000 shares of Restricted Stock effective November 16, 1998, with 30,000 shares vesting on November 16, 2000 and November 16, 2001, respectively, and 45,000 shares vesting on November 16, 2002 and November 16, 2003, respectively based on the closing price ($47.0625) on the grant date. The amount disclosed for 1998 also includes an award of 18,735.363 shares of Restricted Stock effective March 16, 1999, vesting immediately, based on the closing price ($53.375) on the grant date. Amount disclosed for 1997 reflects an award of 50,000 shares of Restricted Stock effective April 1, 1997, vesting on April 1, 2001, based on the closing price ($24.00) on the grant date.
(J) Amount disclosed for 1999 reflects an award of 10,000 shares of Restricted Stock, effective May 18, 1999, vesting 25% on each of May 18, 2000 and the three succeeding anniversaries of the grant date, based on the closing price ($54.875) on the grant date. Amount disclosed for 1998 reflects on award of 7,831 shares of Restricted Stock, effective January 21, 1998, vesting on January 20, 2001, based on the closing price ($63.75) on the grant date.
(K) Amount disclosed for 1999 reflects an award of 5,500 shares of Restricted Stock, effective May 18, 1999, vesting 25% on each of May 18, 2000 and the three succeeding anniversaries of the grant date, based on the closing price ($54.875) on the grant date.
(L) Amount disclosed for 1999 reflects an award of 7,500 shares of Restricted Stock, effective May 18, 1999, vesting 25% on each of May 18, 2000 and the three succeeding anniversaries of the grant date, based on the closing price ($54.875) on the grant date. Amount disclosed for 1998 reflects an award of 17,500 shares of Restricted Stock, effective November 16, 1998, vesting 16.67% on November 16, 1998 and the five succeeding anniversaries of the grant date, based on the closing price ($47.0625) on the grant date.
(M) LTIP payments reflected for the year 1999 were earned for the period 1997-1999 but paid in 2000.
(N) Messrs. Wolf and Gangwal have declined to accept payments from the US Airways Group, Inc. Long Term Incentive Plan for the performance period ending with fiscal year 1999.
(O) As further described herein, amounts disclosed include the value of benefits under the US Airways officer split dollar life insurance program, contributions to the defined contribution pension plans, and moving expense payments. Under the split dollar life insurance plan of US Airways, individual life insurance coverage is available to executive officers, with US Airways paying the premium associated with this coverage. Based on life expectancy and other assumptions, US Airways expects to recover the premiums it pays with respect to the whole life component of the coverage. The following amounts reflect the value of the benefits accrued in 1999, calculated on an actuarial basis, ascribed to the insurance policies purchased on the lives of the executives, plus the dollar value of premiums paid by US Airways with respect to the insurance:
    Mr. Wolf--$45,515; Mr. Gangwal--$42,386; Mr. Nagin--$36,342; Mr. Ashby--
    $12,253; and Mr. Mutryn--$24,779. During 1999, US Airways made contributions to the accounts of Messrs. Wolf, Gangwal, Nagin, Ashby and Mutryn, in certain defined contribution pension plans, in the following amounts, respectively: $163,078, $140,875, $114,014, $45,533, $21,446.
    During 1999, US Airways paid $41,310 in moving expenses for Mr. Nagin, and $49,930 in moving expenses for Mr. Mutryn.

Stock Option Grants in Last Fiscal Year

  The following table provides information on stock option grants in 1999 to the named executive officers.

                                          Percent of Total
                         Number of Shares Options Granted  Exercise             Grant Date
                            Underlying      to Employees   or Base  Expiration Present Value
          Name            Option Granted      in 1999       Price      Date          $
          ----           ---------------- ---------------- -------- ---------- -------------
Stephen M. Wolf.........         0                0%         N/A       N/A          N/A
Rakesh Gangwal..........         0                0%         N/A       N/A          N/A
Lawrence M. Nagin.......         0                0%         N/A       N/A          N/A
N. Bruce Ashby..........         0                0%         N/A       N/A          N/A
Thomas A. Mutryn........         0                0%         N/A       N/A          N/A

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

  The following table provides information on the number of options held by the named executive officers at fiscal year-end 1999. A portion of the unexercised options held by the officers were in-the-money based on the fair market value of the Common Stock on December 31, 1999 ($32.0625).

                                                                                          Value of
                                                                Number of                Unexercised
                                                               Unexercised              In-the-Money
                                                            Options/SAR's at          Options/SAR's at
                                                              Year End (#)              Year-End ($)
                         Shares Acquired Value Realized ------------------------- -------------------------
    Name                 on Exercise (#)       $        Exercisable Unexercisable Exercisable Unexercisable
    ----                 --------------- -------------- ----------- ------------- ----------- -------------
Stephen M. Wolf.........         0            $ 0        1,410,000     415,000    $24,346,875  $ 1,490,625
Rakesh Gangwal..........         0            $ 0          705,000     770,000     11,687,500    2,921,875
Lawrence M. Nagin.......         0            $ 0          204,000      96,000      3,214,125      954,000
N. Bruce Ashby..........         0            $ 0           37,000      53,000        398,625      299,188
Thomas A. Mutryn........         0             $0           33,334      66,666              0            0

         Long-Term Incentive Plan--Basis of Awards in Last Fiscal Year

                                            Performance
                                             or other   Estimated future payouts
                                              period     under non-stock price-
                                               until         based plans(2)
                                            maturation  ------------------------
                                                or      Threshold Target Maximum
                   Name                      payout(1)     (%)     (%)     (%)
                   ----                     ----------- --------- ------ -------
Stephen M. Wolf............................  1997-1999       0     220     440
Rakesh Gangwal.............................  1997-1999       0     220     440
Lawrence M. Nagin..........................  1997-1999       0      80     160
N. Bruce Ashby.............................  1997-1999       0      70     140
Thomas A. Mutryn...........................  1997-1999       0      80     160

--------
(1) Awards for this cycle are determined based upon the Company's pre-tax margin as compared to the pre-tax margin of selected competitors.
(2) Awards are stated as a percentage of the officer's base annual salary. Actual awards paid for the performance period are listed in the "LTIP Payout" column in the Summary Compensation Table on page 9.

Retirement Benefits

  Currently, US Airways maintains a defined contribution plan retirement program comprised of (i) a money purchase pension plan where contributions are based on a percentage of compensation and is age-weighted, (ii) a 401(k) savings plan with a Company match, and (iii) a profit sharing plan. The profit sharing plan has been eliminated with respect to all salaried employees effective January 1, 2000. This retirement program is an individual account program. US Airways has also adopted an unfunded supplemental defined contribution plan which will provide those benefits otherwise payable to officers under the qualified defined contribution plans, but which, under the Internal Revenue Code ("Code"), are not permitted to be contributed through the qualified plans maintained by US Airways. The amounts contributed by the Company to each named executive officer's account under the qualified defined contribution plans and supplemental defined contribution plan are included in the Summary Compensation Table above.

  Prior to 1992, US Airways' retirement plan (the "Retirement Plan") for its salaried employees was a defined benefit plan which provided noncontributory benefits based upon both years of service and the employee's highest three-year average annual compensation during the last ten calendar years of service. The Retirement Plan is integrated with the Social Security program so that the benefits provided thereunder are reduced by a portion of the employee's benefits from Social Security. US Airways' contributions to the Retirement Plan are not allocated to the account of any particular employee.

  Under the Retirement Plan, benefits usually begin at the normal retirement age of 65, however, the Retirement Plan also provides benefits for employees electing early retirement from ages 55 through 64. If such an election is made, the benefits may be reduced to reflect the longer interval over which the benefits will be paid. Executive officers hired prior to December 31, 1991 participated in the Retirement Plan on the same basis as other employees of US Airways. The Retirement Plan was frozen on December 31, 1991, and there have been no benefit accruals under the Retirement Plan since that date.

  Contributions to and benefits payable under the Retirement Plan must be in compliance with the applicable guidelines or maximums established by the Code. US Airways has adopted an unfunded supplemental plan which will provide those benefits which would otherwise be payable to officers under the Retirement Plan, but which, under the Code, are not permitted to be funded or paid through the qualified plans maintained by US Airways. Benefit accruals under the supplemental plan also ceased upon the freezing of the Retirement Plan on December 31, 1991. Such supplemental plan provides that any benefits under the unfunded supplemental plan will be paid in the form of a single, lump sum payment. Such supplemental plans are specifically provided for under applicable law and have been adopted by many corporations under similar circumstances. As of December 31, 1999, no executive officers were entitled to receive retirement benefits under this supplemental plan.

  The following table presents the noncontributory benefits payable per year for life to employees under the frozen Retirement Plan and the unfunded supplemental plan described above, assuming normal retirement in the current year. The table also assumes the retiree would be entitled to the maximum Social Security benefit in addition to the amounts shown.

  Final                                          Credited Service
 Average                           --------------------------------------------
Earnings                           10 Years 15 Years 20 Years 25 Years 30 Years
---------                          -------- -------- -------- -------- --------
$ 100,000......................... $ 18,841 $ 28,262 $ 37,682 $ 47,103 $ 52,103
  200,000......................... $ 42,841 $ 64,262 $ 85,682 $107,103 $117,103
  300,000......................... $ 66,841 $100,262 $133,682 $167,103 $182,103
  400,000......................... $ 90,841 $136,262 $181,682 $227,103 $247,103
  500,000......................... $114,841 $172,262 $229,682 $287,103 $312,103
  600,000......................... $138,841 $208,262 $277,682 $347,103 $377,103
  700,000......................... $162,841 $244,262 $325,682 $407,103 $442,103
  800,000......................... $186,841 $280,262 $373,682 $467,103 $507,103
  900,000......................... $210,841 $316,262 $421,682 $527,103 $572,103
1,000,000......................... $234,841 $352,262 $469,682 $587,103 $637,103
1,100,000......................... $258,841 $388,262 $517,682 $647,103 $702,103
1,200,000......................... $282,841 $424,262 $565,682 $707,103 $767,103
1,300,000......................... $306,841 $460,262 $613,682 $767,103 $832,103
1,400,000......................... $330,841 $496,262 $661,682 $827,103 $897,103
1,500,000......................... $354,841 $532,262 $709,682 $887,103 $962,103

  The values reflected in the above chart represent the application of the Retirement Plan formula to the specified amounts of compensation and years of service. The compensation covered by the Retirement Plan is salary and bonus, as reported in the Summary Compensation Table. None of the individuals included in the Summary Compensation Table have received credited years of service under the Retirement Plan.

  Messrs. Wolf, Gangwal, Nagin, Ashby and Mutryn have entered into agreements which provide for a supplement to their accrued retirement benefits under the Retirement Plan. The benefits under the supplemental retirement arrangements are based on the greater of $1,000,000 or actual salary and bonus for Mr. Wolf, the greater of actual salary and bonus or base salary and assumed maximum bonus for Mr. Gangwal, base salary and assumed maximum bonus for Mr. Nagin, and base salary and assumed bonus paid for Messrs. Ashby and Mutryn. The benefits payable to Messrs. Wolf, Gangwal and Nagin (and under certain circumstances the benefits payable to Mr. Ashby) are subject to an offset for benefits payable under the tax-qualified and non-qualified defined contribution plan retirement program. The credited years of service under these supplemental arrangements for each of the individuals included in the Summary Compensation Table are as follows: Mr. Wolf-30 years,
Mr. Gangwal-20 years, Mr. Nagin-16 years, Mr. Ashby-3 years and Mr. Mutryn-1 year.

Employment Arrangements

  Under his employment arrangements with the Company and US Airways, Mr. Wolf is entitled to an annual base salary of not less than $600,000. In addition, Mr. Wolf is eligible for an annual bonus pursuant to the terms of the Company's Incentive Compensation Plan. Under the plan, Mr. Wolf may receive a bonus of 100% of annual base salary for target results, which may be increased for results in excess of the target up to a maximum bonus of 200% of base salary. Mr. Wolf is also eligible for a bonus of 220% of his average annual base salary from the Company's Long Term Incentive Plan ("LTIP") if certain target results are achieved during the performance period, which may be increased to a maximum bonus of 440% for results exceeding the target. Mr. Wolf has declined to accept payment from the LTIP for the performance period ending with fiscal year 1999.

  Under his employment agreement with the Company and US Airways, Mr. Gangwal is entitled to an annual base salary of not less than $675,000. In addition, Mr. Gangwal is eligible for an annual bonus pursuant to the terms of the Company's Incentive Compensation Plan. If the Company achieves its target objectives, Mr. Gangwal may receive a bonus of 100% of his annual base salary, which may be increased for results in excess of the target up to a maximum bonus of 200% of his base salary. Mr. Gangwal also may receive a bonus of 220% of his average annual base salary if the Company achieves its target objectives during the performance period under the LTIP, which may be increased up to a maximum of 440% of his average annual base salary for results exceeding the target. Mr. Gangwal has declined to accept payment from the LTIP for the performance period ending with fiscal year 1999.

  Under his employment arrangements with US Airways, Mr. Nagin is entitled to annual base salary of not less than $410,000. Messrs. Nagin, Ashby and Mutryn are eligible for an annual bonus pursuant to the terms of the Company's Incentive Compensation Plan. If the Company achieves its target objectives, Messrs. Nagin and Mutryn may each receive a bonus of 60% of his annual base salary, which may be increased for results in excess of the target up to a maximum bonus of 120% of his base salary. Messrs. Nagin and Mutryn are each also eligible for a bonus under the LTIP of 80% of his average annual base salary if the Company achieves its target objectives which may be increased up to a maximum of 160% for results exceeding target.

  Under the Incentive Compensation Plan, Mr. Ashby may receive a bonus of 50% of his annual base salary if the Company achieves its target objectives which may be increased up to a maximum bonus of 100% of his base salary for results exceeding the target. Mr. Ashby is also eligible for a bonus under the LTIP ranging from 70% of his average annual base salary if the Company achieves the target results to a maximum bonus of 140% for results that are in excess of target for the performance period.

  In connection with their employment arrangements, each of Messrs. Wolf, Gangwal and Nagin are entitled to reimbursement of fees for certain tax and financial planning advice.

Arrangements Concerning Termination of Employment and Change of Control

  US Airways currently has employment contracts (the "Employment Contracts") with Messrs. Wolf, Gangwal and Nagin (the "Executives"). The terms of the Employment Contracts extend until the earlier of the fourth anniversary thereof for Mr. Wolf, and the third anniversary thereof for Messrs. Gangwal, and Nagin, or the Executive's normal retirement date, and are subject to automatic one-year annual extensions on each anniversary date unless advance written notice is given by US Airways. In exchange for each Executive's commitment to devote his full business efforts to US Airways, the agreements provide that each Executive will be re-elected to his current position and will receive (1) an annual base salary at a rate not less than that in effect during the previous year, (2) incentive compensation as provided in the contract and (3) insurance, disability, medical and other benefits generally granted to other officers. In the event of a change of control, as defined in each Employment Contract, the term of each Employment Contract is automatically extended until the earlier of the fourth or third anniversary, as applicable, of the change of control date or the Executive's normal retirement date.

  The Employment Contracts provide that, should US Airways or any successor fail to re-elect the Executive to his or her position, assign the Executive to inappropriate duties which result in a diminution in the Executive's position, duties, authority or responsibilities, fail to compensate the Executive as provided in the Employment Contract, transfer the Executive in violation of the Employment Contract, fail to require any successor to US Airways to comply with the Employment Contract or otherwise terminate the Executive's employment in violation of the Employment Contract, the Executive may elect to treat such failure as a breach of the Employment Contract if the Executive then terminates employment. As liquidated damages as the result of an event not following a change of control that is deemed to be a breach of the Employment Contracts, US Airways or its successor would be required to pay the Executive a lump sum equal to (i) his annual base salary for the then remaining term of the Employment Contract, in the case of Mr. Wolf, or (ii) three years' base salary in the case of Messrs. Gangwal and Nagin, and to continue granting certain employee benefits for the then remaining term of the Executive's Employment Contract. If the breach follows a change of control, the Executive would be entitled to receive (i) an amount equal to the product of three times the sum of the Executive's annual base salary plus an annual bonus, and (ii) additional pension, health insurance, travel and certain other benefits. In addition, in the case of the Executives during the 30-day period immediately following the first anniversary of a change of control, the Executive may elect to terminate his Employment Contract for any reason and receive the liquidated damages described in the immediately preceding sentence. Each Employment Contract provides that the Executive shall be entitled to recover from US Airways reasonable attorney's fees in connection with enforcement of such Executive's rights under the Employment Contract. Each Employment Contract also provides that any payments the Executive receives in the event of a termination after a change of control shall be increased, if necessary, such that, after taking into account all taxes he would incur as a result of such payments, the Executive would receive the same after-tax amount he would have received had no excise tax been imposed under Section 4999 of the Code.

  Messrs. Wolf's, Gangwal's and Nagin's benefits under the supplemental retirement agreement will vest immediately upon a change of control, a termination of employment without cause or upon resignation for good reason. Messrs. Wolf's, Gangwal's and Nagin's restricted stock will vest immediately upon a change of control or his death or disability. All of Messrs. Wolf's, Gangwal's and Nagin's stock options will vest immediately upon a change of control. In addition, certain of Messrs. Wolf's, Gangwal's and Nagin's stock options and restricted stock will vest immediately upon a termination without cause or upon resignation for good reason.

  The Company has also entered into severance agreements ("Severance Agreement") with Messrs. Ashby and Mutryn. Mr. Ashby's Severance Agreement extends until the earlier of the severance of Mr. Ashby's employment, or Mr. Ashby's retirement date. Pursuant to the terms of his Severance Agreement, if US Airways should assign Mr. Ashby to duties which are inconsistent with his position, authorities, duties or responsibilities, fail to compensate Mr. Ashby in accordance with the terms of the Severance Agreement, require relocation under certain circumstances, fail to require any successor to US Airways to comply with the Severance Agreement or otherwise terminate
Mr. Ashby's employment in violation of the Severance Agreement, Mr. Ashby may elect to treat such failure as a breach of the Severance Agreement if Mr. Ashby then terminates his employment. As a result of such breach of the Severance Agreement, US Airways shall pay Mr. Ashby a lump sum payment equal to one year's base salary.

  If such breach of his Severance Agreement occurs following a change of control, Mr. Ashby will be entitled to receive (i) a lump sum payment equal to the product of three times the sum of Mr. Ashby's annual salary plus annual bonus, (ii) health insurance benefits until such time as Mr. Ashby qualifies for group health insurance benefits from another employer, (iii) travel benefits for Mr. Ashby's life; and (iv) continuation of certain other benefits during the remainder of the three year period following the change of control. His Severance Agreement provides that Mr. Ashby shall be entitled to recover from US Airways reasonable attorney's fees in connection with enforcement of Mr. Ashby's rights under the Severance Agreement. The Severance Agreement further provides that any payments Mr. Ashby receives in the event of termination after a change of control shall be increased, if necessary, such that, after taking into account all taxes he would incur as a result of such payments, Mr. Ashby would receive the same after-tax amount he would have received had no excise tax been imposed under Section 4999 of the Code.

  Mr. Mutryn's Severance Agreement extends until the earlier of the severance of Mr. Mutryn's employment, or his retirement date. Pursuant to the terms of his Severance Agreement, if following a change of control, US Airways should assign him duties which are inconsistent with his position, authorities, duties or responsibilities, fail to compensate him in accordance with the terms of his Severance Agreement, require relocation under certain circumstances, fail to require any successor to US Airways to comply with the Severance Agreement or otherwise terminate Mr. Mutryn's employment in violation of his Severance Agreement, Mr. Mutryn may elect to treat such failure as a breach of the Severance Agreement if he then terminates his employment.

  Under such circumstances Mr. Mutryn will be entitled to receive (i) a lump sum payment equal to the product of three times the sum of Mr. Mutryn's annual salary plus annual bonus, (ii) health insurance benefits until such time as Mr. Mutryn qualifies for group health insurance benefits from another employer, (iii) travel benefits for Mr. Mutryn's life; and (iv) continuation of certain other benefits during the remainder of the three year period following the change of control. His Severance Agreement provides that Mr. Mutryn shall be entitled to recover from US Airways reasonable attorney's fees in connection with enforcement of his rights under the Severance Agreement. The Severance Agreement further provides that any payments Mr. Mutryn receives in the event of termination after a change of control shall be increased, if necessary, such that, after taking into account all taxes he would incur as a result of such payments, Mr. Mutryn would receive the same after-tax amount he would have received had no excise tax been imposed under Section 4999 of the Code.

  Messrs. Ashby's and Mutryn's benefits under the supplemental retirement agreement will vest immediately upon a change of control or upon resignation for good reason.

  Currently, under the Company's 1996 Stock Incentive Plan (the "1996 Plan"), pursuant to which employees of the Company and its subsidiaries have been awarded stock options with respect to Common Stock and shares of restricted stock, the occurrence of a change of control, as defined, would make all granted options immediately exercisable without regard to the vesting provisions thereof, and under certain circumstances, would cause shares of restricted stock to vest. In addition, grantees would be able, during the 60-day period immediately following a change of control, to surrender all unexercised stock options under the 1996 Plan to the Company for a cash payment equal to the excess, if any, of the fair market value of the Common Stock over the exercise prices of such stock options.

  In addition under the terms of the LTIP, upon the occurrence of a change in control, as defined, each participant in the LTIP will be entitled to receive a payment with respect to each performance period that has not been completed equal to the amount that would have been paid with respect to such performance period if the performance factors for such period had been achieved at the target level.

  Notwithstanding anything to the contrary set forth in any of the Company's or US Airways' filings under the Securities Act of 1933, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that incorporates by reference this Proxy Statement, in whole or in part, the following Report and Performance Graph shall not be incorporated by reference into any such filings.

          HUMAN RESOURCES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Human Resources Committee (the "Committee") is responsible for determining the annual salary, short-term and long-term cash and stock incentive compensation, and other compensation of the executive officers, including the executive officers named in the Summary Compensation Table. This report describes the policies and approach of the committee in establishing executive compensation during 1999.

Committee Approach To Compensation

  In determining the principal components of executive compensation, the Committee, in consultation with an independent compensation consultant, considers the following factors: (a) Company performance, both year over year and in comparison to other companies within the airline industry; (b) the individual performance of the executive; (c) comparative compensation studies;
(d) historical compensation levels at the Company; and (e) the overall competitive environment in executive compensation needed to attract, retain and motivate talented and experienced senior management.

  The Committee reviews the compensation levels for peer-level positions of premier companies of similar size to the Company, as well as at other major domestic passenger airlines, including, but not limited to, American Airlines ("American"), Continental Airlines, Inc. ("Continental"), Delta Air Lines, Inc. ("Delta"), Northwest Airlines, Inc. and United Airlines ("United"). Two of these airlines are included in the S & P Airline Index used in the Performance Graph.

  Generally, the Committee reviews airline compensation survey data and base salary is targeted to be at or below median levels for the named executive officers. However, stock awards and long-term incentive compensation, and consequently total compensation, are targeted to link a significant portion of each executive officer's compensation to the performance of the Company's stock, thereby increasing shareholder value.

Components of Executive Compensation

  Base Salary. Base salaries are reviewed annually, in connection with promotions and when responsibilities for the position are changed. Given the Company's continuing need to reduce business costs in order to compete with low fare competitors, the Committee's executive compensation approach is to maintain base salaries at or below the industry median.

  Annual Cash Incentive Compensation. The Committee adopted and administers the Incentive Compensation Plan (the "ICP plan"). All officers, including the named executive officers, and certain other key management employees of the Company are eligible to participate in the ICP plan. The ICP plan provides for the payment of both incentive and discretionary awards. The incentive awards are based upon the Company achieving a pre-established performance objective which is set by the Committee annually. The Committee also establishes target percentages for each executive. The target awards for the executive officers range from 50% to 60% of base salary for Senior Vice Presidents to 60% for Executive Vice Presidents, and 100% of base salary for the Chief Executive Officer and for the Chairman. If the Company's objective is exceeded, then the incentive award may also be increased up to a maximum amount of double the target percentage, or 100% to 200% of base salary. The Committee retains the discretion to adjust any award based on individual performance. The Committee also retains the discretion to pay a discretionary award in a year when the Company did not achieve its objective or to pay an award in addition to the maximum incentive award when circumstances are appropriate for such discretionary awards.

  For the 1998 fiscal year the Company's results exceeded the objective and in 1999 the Committee awarded incentive payments to the executive officers ranging from their target percentage up to the maximum percentage. For the 1999 fiscal year, the Committee set as the Company's target objective a stated percentage "Operating Margin." While the Company was unable to reach its performance objectives because of a number of factors more fully described in other Company documents, including the Form 10-K for fiscal year 1999, the Committee has authorized a special one-time award for 1999 to be paid in recognition of the significant effort exhibited during this year by the participants in the ICP plan to establish a platform for the future growth and long-term success of the Company.

  Long Term Cash Incentive Compensation. During 1998, the Board of Directors adopted a long term cash incentive compensation plan ("LTIP"). The LTIP was approved by the shareholders at the 1999 Annual Meeting of Stockholders. The LTIP was deemed necessary to hire and retain high performance executives. The purpose of the LTIP is to tie a portion of total compensation to operating results over a longer time period. With this overall compensation approach, the Committee believes it will more closely align executive compensation with Company performance while enabling the Company to recruit and retain talented executives with attractive total compensation packages.

  In the first two performance periods ending with fiscal year 1999 and 2000, the Committee has set as the Company's objective the weighted average pre-tax adjusted margin of selected competitors. The target award percentage for executive officers under the LTIP ranges from 70% to 80% of average annual base salary for Senior Vice Presidents, 80% of average annual base salary for Executive Vice Presidents and 220% of average annual base salary for the Chief Executive Officer and the Chairman.

  For the first performance period ending with fiscal year 1999, the LTIP will pay out at 62% of the target percentage established by the Committee based upon the Company's pre-tax adjusted margin. Payments will be made to the plan participants during 2000. However, both the Chairman and the Chief Executive Officer have declined to accept payments for the performance period ending with fiscal year 1999.

  Stock Options. The executive officers of the Company participate in the Company's 1996 Stock Incentive Plan (the "1996 Plan") which is administrated by the Committee. The Committee is authorized to grant options under the 1996 Plan at an exercise price equal to the fair market value of a share of Common Stock on the effective date of the grant. The Committee is also authorized under the terms of the 1996 Plan to grant awards of restricted stock. The Committee set the long-term incentive compensation for its executive officers at the high end of the comparison range. The Committee believes that granting stock options and restricted stock to executive officers aligns the executive's interests more closely with those of the stockholders of the Company by tying a meaningful portion of compensation to the performance of the Company's stock. The Committee considers the individual performance of each executive officer, historical stock grants made by the Company to the individual and the recommendations of a consultant based on survey data.

  Historically, stock options have generally been granted annually, although this practice was interrupted during 1993 through 1996. In 1996, when Mr. Wolf, as Chairman and Chief Executive Officer, and other executive officers joined the Company, the Committee awarded them sizable grants of stock options and restricted stock in part to induce them to join the Company and also as an incentive to build shareholder value. These grants had vesting schedules over a four-year period. Based on the significant improvement in the performance of the Company during 1997 and 1998, the Committee granted Messrs. Wolf, Gangwal and Nagin additional shares of restricted stock in 1998 (with cliff vesting in the year 2001), while the executive officers also received additional grants of stock options (ratably vesting over a five-year period). Options and restricted stock were also granted to Messrs. Wolf and Gangwal in 1998 in connection with the CEO succession, as described below under "CEO Compensation".

  During 1999, the Committee granted additional shares of restricted stock to certain executive officers of the Company and other key management employees. The Committee deemed such awards necessary in order to continue to attract, retain and motivate talented and experienced senior management and other key employees.

  The Committee supports and encourages stock ownership in the Company by its executive officers and in 1998 it promulgated standards regarding levels of ownership by officers. The stock ownership requirement is based on a multiple of base salary and ranges from 200% of base salary for Senior Vice Presidents to 300% of base salary for Executive Vice Presidents and 500% of base salary for the Chief Executive Officer and the Chairman. Options and unvested restricted stock holdings are not included in the executive's holdings for purposes of meeting this standard.

CEO Compensation

  During 1998, the Company and US Airways implemented their plan for Chief Executive Officer succession. Stephen M. Wolf served as Chairman and Chief Executive Officer for US Airways through May 1998 and of the Company through November 1998. During this time period, consistent with the Committee's executive compensation approach, Mr. Wolf's base salary was set well below the industry median. In May 1998, the President and Chief Operating Officer, Rakesh Gangwal, succeeded to the position of President and CEO for US Airways and assumed that role for the Company in November of 1998. Mr. Wolf remains Chairman, continuing in an executive capacity at both US Airways and the Company. In setting the compensation packages for these new positions, it was the Committee's intent to incent and retain Mr. Wolf to remain as an active executive for at least five years while ensuring Mr. Gangwal's retention and succession to the CEO role. In this regard, Mr. Wolf's salary and cash incentive compensation targets were not changed but he was awarded restricted stock and stock option grants with a graduated vesting schedule designed for retention. In connection with becoming the CEO, the Committee increased Mr. Gangwal's base salary, but consistent with the overall philosophy, the salary remains below industry median and lower than that of the CEO at major competitors such as American, Continental, Delta, and United. The Committee also granted Mr. Gangwal restricted stock and stock options awards, with a delayed vesting schedule designed to make this total compensation package at the high-end of the industry comparison range if the Company's stock price performance is favorable.

Deductibility of Executive Compensation

  Section 162(m) of the Code limits the tax deduction of a publicly-held company allowed for compensation paid to the Chief Executive Officer and to the four most highly compensated executive officers other than the Chief Executive Officer. Generally, the Committee desires to maintain the tax deductibility of compensation for executive officers to the extent it is feasible and consistent with the objectives of the Company's compensation programs. Some, but not all, of the compensation programs established for executive officers comply with the deductibility requirements under Section 162(m). The Committee continues to consider ways to maximize the deductibility of executive compensation, but intends to retain the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

  This report has been approved by all members of the Committee.

                                          Mathias J. DeVito, Chairman
                                          Peter M. George
                                          John G. Medlin, Jr.
                                          Hanne M. Merriman
                                          Raymond W. Smith

                              [PERFORMANCE CHART]

                      US AIRWAYS      S&P 500      S&P AIRLINE
            1994           33.33       105.41            78.79
            1995          103.92       141.36           120.74
            1996          183.33       170.01           139.65
            1997          490.20       222.72           251.23
            1998          407.84       282.12           230.64
            1999          251.47       337.21           204.53


  The above graph compares the performance of the Company's Common Stock during the period December 31, 1994 to December 31, 1999 with the S&P 500 Index and the S&P Airline Index during the relevant time period. The graph depicts the results of investing $100 in the Company's Common Stock, the S&P 500 Index and the S&P Airline Index, at closing prices on December 31, 1994. The stock price performance shown on the graph above is not necessarily indicative of future price performance. The S&P Airline Index consists of American, Delta, Southwest Airlines, Inc. and the Company.

                       SELECTION OF AUDITORS (Item No. 2)

  The Board of Directors has named KPMG LLP as independent public accountants to examine the consolidated financial statements of the Company for fiscal year 2000, subject to ratification by the stockholders. KPMG LLP acted in the same capacity during 1999. A representative from that firm is expected to be present at the annual meeting of stockholders and will be afforded an opportunity to make a statement if the representative desires to do so and to respond to appropriate questions.

APPROVAL OF AMENDMENT TO THE 1996 STOCK INCENTIVE PLAN OF US AIRWAYS GROUP, INC. (Item No. 3)

  At the 1996 annual meeting, the stockholders of the Company approved the adoption of the 1996 Plan. At the 1998 annual meeting, the stockholders of the Company approved the adoption of the first amendment to the 1996 Plan. Since then, of the approximately 2,000,000 shares of Common Stock then authorized for issuance under the 1996 Plan, all of the shares (i) have been issued upon the exercise of stock options, or (ii) have been issued as Restricted Stock, or (iii) are reserved for issuance upon the exercise of stock options. In order to support the Company's long-term incentive compensation programs to attract and retain top quality management, additional shares are needed. Accordingly, the Board of Directors has approved and recommends to stockholders the reservation of an additional 3,000,000 shares of Common Stock for issuance under the 1996 Plan.

  The following is a description of the material terms of the 1996 Plan, and as such is qualified in its entirety by the actual terms of the 1996 Plan, a copy of which is on file with the SEC.

  The 1996 Plan is administered by the Human Resources Committee. The Committee is composed entirely of directors who are both "nonemployee directors" (within the meaning of Section 16 of the Exchange Act) and "outside directors" (within the meaning of Section 162(m) of the Code). All key employees (and prospective key employees) of the Company and its subsidiaries will be eligible to participate in the 1996 Plan, with the Committee having discretion to determine who qualifies as a key employee and the extent of each key employee's participation in the 1996 Plan. The 1996 Plan may be amended by the Committee.

Options

  Options granted under the 1996 Plan will be either incentive stock options ("ISOs"), as defined under Section 422 of the Code, or nonstatutory stock options. The aggregate fair market value of the underlying shares of stock on the date(s) of grant(s) of ISOs exercisable for the first time by any eligible person in any calendar year under the 1996 Plan or any similar plan of the Company and its subsidiaries shall not exceed $100,000. The purchase price per share of stock for the shares covered by any options will not be less than the fair market value of the Company's Common Stock on the date the option is granted. Options will be exercisable at such times and pursuant to such conditions as are established by the Committee, provided however, that no option will be exercisable more than ten years and one month after it was granted. Payment of the purchase price of any option shall be made in cash or, in whole or in part, in Common Stock of the Company, valued at fair market value on the date of exercise.

  Generally, options may be exercised within six months after termination of employment to the extent of shares then purchasable. If the employment of a holder is terminated for cause, the holder's options shall terminate ten days after such termination of employment. The Committee may extend the time to exercise an option, but not beyond the earlier of three years following termination of employment of the optionee or the option's expiration date.

  If, prior to the 1996 Plan's termination, any option should terminate for any reason without having been exercised in full, the unpurchased shares shall again become available for options. The proceeds of the sale of stock under the 1996 Plan will constitute general funds of the Company.

Restricted Stock

  All shares of restricted Common Stock ("Restricted Stock") awarded under the 1996 Plan shall be subject to an award agreement, the terms and conditions of which shall be established by the Chief Executive Officer from time to time. Each award agreement shall establish with respect to the shares awarded to each grantee a "Restricted Period". The Restricted Period may differ among grantees and have different expiration dates with respect to portions of shares of Restricted Stock covered by the same award. Restricted Stock awarded to grantees may not be sold, encumbered or otherwise transferred during the Restricted Period and, except as otherwise provided by the Committee, the shares of Restricted Stock of a grantee who terminates employment during the Restricted Period with respect thereto shall be forfeited and returned to the Company. Except for such restrictions, however, a grantee shall have all of the rights of a stockholder of the Company including, but not limited to, the right to receive any dividends and the right to vote such shares. Any shares awarded as Restricted Stock that are forfeited shall thereafter again become available for awards under the 1996 Plan.

Tax Liability

  Subject to the Committee's discretion, agreements between the Company and grantees in connection with awards of options or Restricted Stock may provide for the payment by the Company of a supplemental cash payment to grantees promptly after the exercise of an option or promptly after the date on which the shares of Restricted Stock awarded are included in the gross income of the grantee under the Code. Such supplemental cash payments, to the extent determined by the Committee, shall provide for the payment of such amounts as may be necessary to result in the grantee not having an incremental tax liability as a result of such exercise or inclusion in income.

New Plan Benefits

  The following table indicates grants under the 1996 Plan that have been made subject to approval by the stockholders of the proposed amendment.

     Name and position                                      Number of shares
     Stephen M. Wolf, Chairman                                    9,835
     Rakesh Gangwal, President and Chief Executive Officer        9,835
     Executive Group                                             19,670
     Non-Executive Officer Employee Group                        25,000

Federal Income Tax Treatment

  The following discussion of certain relevant federal income tax effects applicable to options and Restricted Stock granted under the 1996 Plan is a brief summary only, and reference is made to the Code and the regulations and interpretations issued thereunder for a complete statement of all relevant federal tax consequences. This summary is not intended to be exhaustive and does not describe state, local or foreign tax consequences.

  In general, an optionee will not be subject to tax at the time a nonstatutory stock option is granted. Upon exercise of a nonstatutory stock option where the exercise price is paid in cash, the optionee generally must include in ordinary income at the time of exercise an amount equal to the excess, if any, of the fair market value of the Common Stock at the time of exercise over the exercise price, and will have a tax basis in such shares equal to the cash paid upon exercise plus the amount taxable as ordinary income to the optionee.

  The Company generally will be entitled to a deduction in the amount of an optionee's ordinary income at the time such income is recognized by the optionee upon the exercise of a nonstatutory stock option. Income and payroll taxes are required to be withheld on the amount of ordinary income resulting from the exercise of a nonstatutory stock option.

  The grant of an ISO does not result in taxable income to an optionee for federal income tax purposes, nor is an optionee required to recognize income upon the exercise of an ISO. The holder may, however, be subject to an alternative minimum tax in certain instances upon exercise of an ISO. If the holder of an ISO does not dispose of the stock purchased under such an option within two years following the date the option was granted, and holds the stock so acquired for at least one year, the difference between the sale price and the option price will be taxed to the optionee as long-term capital gain, rather than as ordinary income. If an optionee disposes of the stock within either the two-year period or one-year period referred to above, the tax consequences will be the same as those described above with respect to nonstatutory stock options.

  The corporation is not entitled to any tax deduction in connection with the grant or exercise of an ISO. However, if the optionee disposes of his stock within the holding periods described above, the Company may be entitled to a tax deduction for the amount of ordinary income, if any, realized by the optionee.

  In the case of an award of Restricted Stock, a grantee generally will not be taxed upon the grant of such an award but, rather, will recognize ordinary income in an amount equal to the fair market value of the Common Stock at the time the shares are no longer subject to a substantial risk of forfeiture, as defined in the Code. The Company generally will be entitled to a tax deduction at the time and to the extent that income is recognized by such grantee.

  On March 24, 2000, the closing price of the Company's Common Stock as reported on the New York Stock Exchange Composite Tape was $22.375 per share.

  The Board of Directors recommends that stockholders vote FOR the proposed amendment to the 1996 Plan.

STOCKHOLDER PROPOSAL CONCERNING CUMULATIVE VOTING (Item No. 4)

  Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia, NW, Suite 215 Washington, D.C. 20037, who is the beneficial owner of 250 shares of Common Stock, has advised the Company of her intention to introduce the following resolution at the annual meeting. To be adopted, this resolution, which is opposed by the Board of Directors, would require the affirmative vote of the holders of at least a majority of the shares of Common Stock, present in person or represented by proxy at the meeting and entitled to vote.

  RESOLVED: "That the stockholders of US AIRWAYS Group, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

Supporting Statement of Mrs. Evelyn Y. Davis

  REASONS: "Many states have mandatory cumulative voting, so do National Banks." "A Director elected by cumulative voting might vote for a better annual meeting date." "In addition, many corporations have adopted cumulative voting."

  "Last year the owners of 9,282,945 shares, representing approximately 20.2% of shares voting, voted FOR this proposal."

  "If you AGREE, please mark your proxy FOR this resolution."

Statement of the Company in Opposition to the Stockholder Proposal

  The Board of Directors recommends a vote against the cumulative voting proposal because the Board firmly believes that cumulative voting is not in the best interest of the Company or its stockholders.

  The Company's current voting system insures that each Director is elected by a plurality of the votes cast. By contrast, cumulative voting would favor special interests by permitting the election of a Director by a minority of stockholders.

  The Board of Directors believes that each Director should be chosen for his or her qualifications and ability to serve the Company. To do otherwise would sacrifice the interests of the Company and stockholders as a whole.

  Each Director has the duty to represent all the stockholders and to advance the best interest of the Company. By permitting a relatively small group of stockholders to pool their votes and elect a Director, cumulative voting would produce a conflict between the Director's duty to represent all the stockholders and the Director's allegance to his or her narrow constituency.

   A system of cumulative voting could render a partisan Board, as special interest concerns prevent the members of the Board from working together as a smoothly functioning unit. Moreover, the prospect of such an endeavor could discourage qualified individuals from accepting nominations to the Board.

  In summary, the Company believes that the existing system of one vote per share is working well.

  The proposal was rejected by the shareholders last year by a vote of 78.97% against.

  Accordingly, the Board of Directors urges you to vote AGAINST the stockholder resolution (Item No. 4).

STOCKHOLDER PROPOSAL CONCERNING CONFIDENTIAL VOTING (Item No. 5)

  The New York City Police Pension Fund, One Centre Street, New York, New York 10007-2341, which owns 47,455 shares of Common Stock, has advised the Company of its intention to introduce the following resolution at the annual meeting. To be adopted, this resolution, which is opposed by the Board of Directors, would require the affirmative vote of the holders of at least a majority of the shares of Common Stock, present in person or represented by proxy at the meeting and entitled to vote.

  "RESOLVED, that the shareholders of the Company request that the board of directors adopt and implement a policy requiring all proxies, ballots and voting tabulations that identify how shareholders voted be kept confidential, except when disclosure is mandated by law, such disclosure is expressly requested by a shareholder or during a contested election for the board of directors, and that the tabulators and the inspectors of election be independent and not the employees of the Company."

Supporting Statement of the Proponent

  The confidential ballot is fundamental to the American political system. The reason for this protection is to ensure that voters are not subjected to actual or perceived coercive pressure. We believe that it is time that this fundamental principle of the confidential ballot be applied to public corporations.

  Many excellent companies use confidential voting. None have reported any difficulty reaching quorums or meeting supermajority vote requirements and those surveyed reported that the added cost of implementing confidentiality was negligible.

  Strong support was shown at the last annual meeting when 38.9% of the votes were cast in favor of this proposal.

  It is our belief that all shareholders need the protection of a confidential ballot no less than voters in political elections. While we make no imputation that our Company's management has acted coercively, the existence of this possibility is sufficient to justify confidentiality.

  This resolution would permit shareholders to voluntarily disclose their vote to management by expressly requesting such disclosure on their proxy cards. Additionally, shareholders may disclose their vote to any other person they choose. This resolution would merely restrict the ability of the Company to have access to the vote of its shareholders without their specific consent.

  Many shareholders believe confidentiality of ownership is ensured when shares are held in street or nominee name. This is not always the case. Management has various means of determining actual (beneficial) ownership. For instance, proxy solicitors have elaborate databases that can match account numbers with the identity of some owners. Moreover, why should shareholders have to transfer their shares to nominees in an attempt to maintain confidentiality? In our opinion, this resolution is the only way to ensure a secret ballot for all shareholders irrespective of how they choose to hold their shares.

  We believe that confidential voting is one of the most basic reforms needed in the proxy voting system and that the system must be free of the possibility of pressure and the appearance of retaliation.

  We hope that you would agree and vote FOR this proposal.


Statement of the Company in Opposition to the Stockholder Proposal

  The Board of Directors believes that approval of the stockholder resolution would limit the Company's ability to communicate with its stockholders and urges stockholders to vote against the resolution.

  For more than twenty years the Company has used an independent tabulator and inspectors of election and has no plans to discontinue this practice. The proponent's resolution would have no effect on the Company's practice in this regard. However, the Company is opposed to a requirement that balloting be confidential.

  In recent years the SEC has amended its proxy rules to improve communications between corporations and beneficial owners. In the interest of promoting an open dialogue with its stockholders, the Company believes it should be able to communicate with its stockholders as permitted under the proxy rules without the impediments that confidential voting would impose.

  The Company also believes that cutting off its access to voting results would interfere with the vote gathering and tabulation process. The Company is responsible for, among other things, soliciting votes to obtain a quorum, pursuing proxies that are missing in the mails and helping to resolve voting ambiguities. Currently, a substantial number of the shares of Common Stock are held in the names of nominees. The tabulating process has become increasingly cumbersome as ownership has been layered through the use of depositories, nominees and "street names." The addition of a further layer of secrecy would, in the Company's view, only make the process more cumbersome and costly. To the extent the Company cannot participate and clarify voting ambiguities, shares may not be voted and stockholders may be disenfranchised.

  In summary, the Company believes that confidential voting would impair stockholder communications and would not serve any useful purpose.

  This proposal was rejected by the shareholders last year by a vote of 60.49% against.

  Accordingly, the Board of Directors urges you to vote AGAINST the stockholder resolution (Item No. 5).

           OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING

  The Board of Directors knows of no business which may come before the meeting except that indicated above. However, if other business is brought before the meeting, the persons acting under the enclosed form of proxy may vote thereunder in accordance with their best judgment.

  The Company's by-laws require stockholders who intend to nominate directors or propose new business at any Annual Meeting to provide advance notice of such intended action as well as certain additional information. This by-laws provision requires stockholders to provide the Company with notice of their intent to nominate directors or propose new business at an Annual Meeting not less than 30 days nor more than 60 days prior to such Annual Meeting; provided, however, that in the event less than 40 days prior written notice or prior public disclosure of the date of the meeting is given or made to the stockholder, such notices by the stockholder must be received by the Company not later than close of business on the 10th day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made.

  Assuming the 2000 Annual Meeting is held as scheduled, notice of intent to nominate directors or propose new business to be brought before the 2000 Annual Meeting must have been received in proper form on or before April 24, 2000.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  One transaction in November, 1998 for Christopher Doan was inadvertently omitted from the Form 5 filed in February, 1999 for the 1998 fiscal year. The transaction was reported on the Form 5 for the 1999 fiscal year that was filed in February, 2000.

                     COST AND METHOD OF PROXY SOLICITATION

  Proxies will be solicited by mail. The expense of such solicitation will be borne by the Company. Directors, officers, or regular employees of the Company and US Airways may solicit proxies in person. The cost of such solicitation will be nominal. In addition, D.F. King & Co., Inc. has been retained by the Company to assist in soliciting proxies from brokerage firms, bank nominees and other institutional holders to assure a timely vote by the beneficial owners of stock held of record by such firms, banks and institutions. This firm will receive a fee not to exceed $17,500 for its services.

     DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

  As discussed above, the Company's by-laws require stockholders who intend to nominate directors or propose new business at any Annual Meeting to provide advance notice of such intended action as well as certain additional information. In addition, in accordance with federal securities laws, proposals to be submitted by stockholders for consideration at the Company's next Annual Meeting and inclusion in the Company's 2001 Proxy Statement must be received by the Company at its executive offices in Arlington, Virginia, not later than December 15, 2000.

                                          By Order of the Board of Directors,


                                                  Jennifer C. McGarey
                                                     Secretary

April 14, 2000

                             FIRST AMENDMENT TO THE
              1996 STOCK INCENTIVE PLAN OF US AIRWAYS GROUP, INC.
                  (as amended and restated as of May 20, 1998)

          WHEREAS, US Airways Group, Inc. (the "Company") maintains the 1996 Stock Incentive Plan of US Airways Group, Inc. (the "Plan"); and

          WHEREAS, Section 13 of the Plan provides that the Human Resources Committee (the "Committee") of the Board of Directors of the Company may amend the Plan from time to time, subject to the limitations therein, and

          WHEREAS, the Company desires to amend the Plan as provided herein.

          NOW, THEREFORE, the Plan is hereby amended as follows:

          The second sentence of Section 3 of the Plan is hereby amended by deleting the number "5,100,000" therein and inserting, in lieu thereof, the number "8,100,000".

          This First Amendment shall be effective upon its approval by the holders of a majority of the Shares present or represented and entitled to vote at the 2000 annual meeting of stockholders of the Corporation.
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                                            Detach Proxy Card Here
------------------------------------------------------------------------------------------------------------  |
                                                                                                              |
   _________                                                                                                  |
   |       |                                                                                                  |
   ---------                                                                                                  |
           BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1,2 AND 3.                                          |
1. Election of Director Nominees: M.J. DeVito, R. Gangwal, P.M. George, R.L. Johnson, R. LeBuhn,              |
                 J.G. Medlin, Jr., H.M. Merriman, T.H. O'Brien, H. Ochoa-Brillembourg, R.B. Priory,           |
                 R.W. Smith, S.M. Wolf.                                                                       |
                                                                                                              |
                                                                                                              |
FOR all nominees  ----          WITHHOLD AUTHORITY to vote        ----          *EXCEPTIONS   ----            |
listed above     |    |         for all nominees listed above    |    |                      |    |           |
                  ----                                            ----                        ----            |
(INSTRUCTIONS: To vote for all nominees other than certain specified nominees, mark the "Exceptions" box      |
 and write the nominee's name in the space provided below.)                                                   |
*Exceptions ________________________________________________________________________________________________  |
                                                                                                              |
 2.  Ratification of the selection of KPMG LLP as auditors.     ___                ___              ___       |
                                                          FOR  |   |      AGAINST |   |   ABSTAIN  |   |      |
                                                                ---                ---              ---       |
                                                                                                              |
 3.  Approval of an amendment to the 1996 Stock Incentive Plan of US Airways Group, Inc.                      |
                                                                ___                ___              ___       |
                                                          FOR  |   |      AGAINST |   |   ABSTAIN  |   |      |
                                                                ---                ---              ---       |
------------------------------------------------------------------------------------------------------------  |
                                    BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 4 AND 5.               |
                                                                                                              |
 4.  Stockholder proposal concerning cumulative voting.         ___                ___              ___       |
                                                          FOR  |   |      AGAINST |   |   ABSTAIN  |   |      |
                                                                ---                ---              ---       |
                                                                                                              |  Please Detach Here
 5.  Stockholder proposal concerning confidential voting.       ___                ___              ___       | You Must Detach This
                                                          FOR  |   |      AGAINST |   |   ABSTAIN  |   |      | Portion of the Proxy
                                                                ---                ---              ---       |     Card Before
                                                                                                              | Returning it in the
                                                                Change of Address and/    ___                 | Enclosed Envelope
                                                                or Comments Mark Here    |   |                |
                                                                                          ---                 |
                                                                                                              |
                                                            NOTE: Please sign as name appears hereon. Joint   |
                                                            owners should each sign. When signing as attorney,|
                                                            executor, administrator, trustee or guardian,     |
                                                            please give full title as such.                   |
                                                                                                              |
                                                            _________________________________________________ |
                                                                                 Signature                    |
                                                                                                              |
                                                            _________________________________________________ |
                                                                                 Signature                    |
                                                                                                              |
                                                            Dated: _____________________________________, 2000|
                                                                                                              |
  (Please sign, date and return this proxy card                            Votes MUST be indicated            |
   in the enclosed envelope)                                               (x) in black or blue ink.    X     |
______________________________________________________________________________________________________________|


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
-------------------------------------------------------------------------------------------------------------------------------
     |                             US AIRWAYS GROUP, INC.
     |                                    PROXY
     |         Proxy Solicited on Behalf of The Board of Directors for Annual Meeting of Stockholders
     |                                             on May 17, 2000
     |      The undersigned hereby appoints J.C. McGarey and L.M. Nagin, and each of them, proxies (each with power
     |   of substitution) of the undersigned to attend the above annual meeting of stockholders of US Airways Group, Inc.
     |   and any adjournment or postponement thereof and thereat to vote all shares of stock held by the undersigned, as
     |   specified on the reverse side, and on any other matters that may properly come before said meeting.
     |
     |      For those participants who may hold shares in the US Airways, Inc. Employee Stock Ownership Plan, the US
     |   Airways, Inc. Employee Savings Plan, the US Airways, Inc. 401 (k) Savings Plan or the Supplemental Retirement
     |   Plan of Piedmont Aviation, Inc. (collectively, the "Plans"), please fill in and sign this card and mail it in time
     |   to be received no later than May 12, 2000, in order to be voted in a timely manner by the administrator of the
     |   Plans, Fidelity Management Trust Company (the "Administrator").  After May 12, 2000, the instructions cannot be
     |   revoked and, in accordance with the Plans, you may not vote these shares in person at the meeting.  The
     |   Administrator is authorized to vote the Plan shares for which instructions have been given upon such other business
     |   as may come before the meeting.  The Bank of New York will tally the vote on behalf of the Administrator.
     |
     |                                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
     |
     |                                PLEASE SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.
     |
     |                                                                          US AIRWAYS GROUP, INC.
     |                                                                          P.O. BOX 11043
     |                                                                          NEW YORK, N.Y.  10203-0043
     |
     |
     |
     |
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